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                                                                   EXHIBIT 12.2

                             HOLLYWOOD PARK, INC.

                  CALCULATION OF PRO FORMA RATIO OF EARNINGS
                               TO FIXED CHARGES
                       (IN THOUSANDS, EXCEPT THE RATIO)

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
                                                                     SIX MONTHS
                                                        YEAR ENDED     ENDED
                                                       DECEMBER 31,   JUNE 30,
                                                           1996         1997
                                                       ------------  ----------
Earnings:
  Pre tax income (loss)...............................   $(33,107)    $ 9,760
  Fixed charges.......................................     20,520       8,964
  Less capitalized interest...........................     (1,446)          0
                                                         --------     -------
    Total Earnings....................................   $(14,033)    $18,724
                                                         ========     =======
Fixed charges:
  Capitalized interest(a).............................      1,446           0
  Interest expense....................................     15,468       7,398
  Amortization of debt discount (premium).............          0           0
  Amortization of debt issuance costs.................        444         222
  Portion of rent expense representative of the
   interest factor....................................      3,162       1,344
                                                         --------     -------
    Total fixed charges...............................   $ 20,520     $ 8,964
                                                         ========     =======
  Ratio of earnings to fixed charges..................        -- (2)     2.09
                                                         ========     =======
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(1) In computing the ratio of earnings to fixed charges: (a) earnings have been based on income from continuing operations before income taxes and fixed charges (exclusive of interest capitalized) and (b) fixed charges consist of interest and amortization of debt discount and expense (including amounts capitalized) and the estimated interest portion of rents.

(2) The Company's earnings were not sufficient to cover its fixed charge requirements by $34.6 million for the year ended December 31, 1996.